Exhibit 99.1

                                PRESS RELEASE OF REGISTRANT DATED AUGUST 2, 2001
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                        LIGHTPATH TECHNOLOGIES ANNOUNCES
                          FISCAL 2001 FINANCIAL RESULTS

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                              FOR IMMEDIATE RELEASE

(AUGUST 1, 2001) Albuquerque, NM. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of high performance fiber-optic collimator, isolator and precision molded aspheric optics, today announced financial results for the fourth quarter and fiscal year ended June 30, 2001. Results for fiscal 2001 include the operating results of Geltech, Inc. (Geltech) since September 20, 2000, the date the Company acquired Geltech.

     For the quarter ended June 30, 2001, the Company reported total revenues of $5.05 million compared to total revenues of $1.4 million for the fourth quarter of the previous fiscal year, an increase of approximately $3.7 million or 264% and in line with revised guidance issued by the Company in its press release dated June 29, 2001. Sales generated from acquired businesses accounted for $3.2 million or 86% of the increase in total revenue. Net loss for the quarter was $25.8 million, which includes approximately $20.3 million in non-cash charges. The non-cash charges consisted of $13.8 million for impaired assets previously announced on June 29, 2001 and $6.5 million due to the amortization of acquisition intangible assets and goodwill and stock-based compensation expense. In addition, inventory of $700,000 was written-off and $500,000 of legal fees related to the E shareholder litigation were expensed. Net loss applicable to common shareholders for the fourth quarter of fiscal 2001 was $25.8 million or $(1.33) per applicable common share, compared to a net loss applicable to common shareholders of $11.5 million or $(0.73) per applicable common share for the fourth quarter of fiscal 2000. Excluding the non-cash and the other charges discussed above which contributed $(1.11) and $(0.57), to the net loss per share, for the fourth quarter of fiscal 2001 and fiscal 2000 respectively, the net loss per applicable common share would have been $(0.22) in the fourth quarter of fiscal 2001, as compared to $(0.16) per applicable common share for the fourth quarter of fiscal 2000.

     For the year ended June 30, 2001, the Company reported an increase of approximately 1054% in total revenues to $26.1 million compared with $2.3 million for the previous year. Sales generated from acquired businesses accounted for $19.9 million or 83% of the increase in total revenue. Had we acquired Horizon Photonics and Geltech on July 1, 1999, pro forma fiscal year 2001 sales would have been $28.6 million versus pro forma fiscal year 2000 sales of $11.6 million, an increase of 146%. Net loss for fiscal 2001 was $60.8 million, which includes approximately $47.6 million in non-cash charges for the write-off of the in-process research and development of Geltech, asset impairment charges, amortization of acquisition intangible assets and goodwill, and stock-based compensation expense. In addition, the Company incurred a one-time charge of $1.6 million for the settlement of litigation and $650,000 of legal fees related to the E shareholder litigation. Net loss applicable to common shareholders in fiscal 2001 was $60.9 million or $(3.19) per applicable common share, compared to a net loss applicable to common shareholders of $17.8 million or $(1.86) per applicable common share, for the previous year. Excluding the non-cash and other charges, which contributed $(2.61) to the net loss per share, the net loss per applicable common share would have been $(0.58) in the fiscal 2001. The net loss per applicable common share would have been $(0.84) in fiscal year 2000, excluding the non-cash charges which contributed $(1.02) to the net loss per share. The number of shares outstanding used in the per-share calculations for fiscal 2001 increased by 99% from the previous fiscal year due to the conversions of convertible debentures and preferred stock issued in private placements, the exercise of Class A and Class B warrants and other outstanding warrants and options and the issuance of shares in connection with the acquisitions of Horizon Photonics and Geltech. As of June 30, 2001, the Company had approximately $29.3 million in cash while increasing its investment in LightChip by $7.2 million during the year, and no debt remains as substantially all of the debt assumed in the Geltech acquisition was repaid during the year.

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     Don Lawson, President and CEO, commented, "While our pro forma revenues for the fiscal year were up by almost 150%, it was disappointing to close the year on a down note. The economic conditions in the telecom sector were particularly challenging for the Company in the fourth quarter, as our shipments were cut in half from the previous quarter primarily due to order push-outs by our three largest customers. While we expect these conditions to continue through at least the end of the calendar year, we are aggressively continuing with the appropriate steps designed to move the Company towards becoming cash flow positive. During the past six months, we have reduced our headcount by 23%, or 90 employees. We will continue to take those steps necessary to match our expenses to our revenue levels. We have also redirected a portion of our research and development projects to focus on those activities that we expect to yield design wins in next generation systems. By doing so, we believe the Company will be positioned to leverage our automated manufacturing technologies to take a larger role in what is fast becoming an industry wide re-build of an antiquated optics manufacturing system."

     The Company also reported, consistent with the guidance provided on June 29, 2001, that LightPath expects to grow its fiscal 2002 revenue sequentially from the fourth quarter of fiscal 2001 and exceed last year's first half revenues of $10.8 million in the first half of fiscal 2002.

LightPath manufactures proprietary collimator assemblies, GRADIUM(R) glass products and other optical telecommunications products at its headquarters in Albuquerque. The Company's subsidiaries, Horizon Photonics and Geltech, manufacture isolator products utilizing proprietary automation technology in Walnut, California, and precision molded aspherical optics used in the active telecom components market in Orlando, Florida and Auburn, California. Additionally, Geltech has a unique and proprietary line of all-glass diffraction gratings (StableSil(R)) for telecom applications as well as a product family of Sol-Gel based waveguides. The Company also has an office in Warren, New Jersey for the purpose of developing various optical switch products. The Company has 49 U.S. patents, plus 5 more pending, associated with its optical technologies. In addition, various foreign countries have issued a total of 29 patents with 15 patents pending. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:  Donald E. Lawson, President & CEO of LightPath
           Donna Bogue, CFO of LightPath
           LightPath Technologies, Inc. (505) 342-1100
           Internet: www.light.net

THIS NEWS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS INFORMATION MAY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DETAILED BY LIGHTPATH TECHNOLOGIES, INC. IN ITS PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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                          LIGHTPATH TECHNOLOGIES, INC.
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                                   (UNAUDITED)

                                                        THREE MONTHS ENDED                     YEAR ENDED
                                                             JUNE 30                             JUNE 30
                                                   -----------------------------      -----------------------------
                                                       2001             2000              2001             2000
                                                   ------------     ------------      ------------     ------------
Revenues                                           $  5,048,537     $  1,386,189      $ 26,143,156     $  2,266,264
Cost of sales                                         3,234,511          977,903        15,283,694        1,309,711
Selling, general and administrative                   5,418,526        2,850,367        19,291,630        5,942,029
Research and development                              2,345,264          781,061         7,089,931        1,449,347
Asset impairment                                     13,772,867               --        13,772,867               --
Stock-based compensation                              2,823,602        2,365,543        11,164,505        3,144,980
Amortization of goodwill and intangibles              3,676,425        2,398,798        13,566,807        2,418,119
Acquired in process research and development                 --        4,200,000         9,100,000        4,200,000
                                                   ------------     ------------      ------------     ------------

Operating loss                                      (26,222,658)     (12,187,483)      (63,126,278)     (16,197,922)
Other income, net                                       396,906          670,660         2,362,917          587,855
                                                   ------------     ------------      ------------     ------------

Net loss                                           $(25,825,752)    $(11,516,823)     $(60,763,361)    $(15,610,067)
Net loss applicable to common shareholders         $(25,847,917)    $(11,543,525)     $(60,852,910)    $(17,842,010)
                                                   ============     ============      ============     ============

Basic and diluted net loss per share               $      (1.33)    $       (.73)     $      (3.19)    $      (1.86)
                                                   ============     ============      ============     ============

Number of shares used in per share calculation       19,362,307       15,741,760        19,064,141        9,586,817

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                          LIGHTPATH TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


                                                     JUNE 30         JUNE 30
                                                       2001            2000
                                                   ------------    -------------

Cash and cash equivalents                          $ 29,273,034    $  58,728,130
Trade account receivable, net                         2,579,483          841,533
Inventories                                           5,414,587        1,690,058
Other current assets                                  1,058,187          243,184
                                                   ------------    -------------

     Total current assets                            38,325,291       61,502,905

Property and equipment, net                          12,046,891        6,482,039
Goodwill and intangibles, net                        25,683,341       31,727,811
Investment                                            8,234,885        1,000,000
                                                   ------------    -------------

     Total assets                                  $ 84,290,408    $ 100,712,755
                                                   ============    =============

Accounts payable                                   $  1,276,204    $   1,573,531
Other current liabilities                             1,673,990          800,505
                                                   ------------    -------------

     Total current liabilities                        2,950,194        2,374,036

Deferred income taxes and other liabilities           3,316,304           40,221
Stockholders' equity                                 78,023,910       98,298,498
                                                   ------------    -------------

     Total liabilities and stockholders' equity    $ 84,290,408    $ 100,712,755
                                                   ============    =============

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
                          LIGHTPATH TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (UNAUDITED)


                                                          YEAR ENDED
                                                -------------------------------
                                                  JUNE 30           JUNE 30
                                                    2001              2000
                                                ------------      -------------

Cash and cash equivalents at end of period      $ 29,273,034      $  58,728,130
                                                ------------      -------------

Net loss adjusted for noncash charges            (10,464,200)        (4,616,959)
Net cash used for working capital                 (4,507,783)         1,361,439
                                                ------------      -------------

Net cash used for operations                    $(14,971,983)     $  (3,255,520)
Net cash used in investing activities           $(14,568,620)     $  (8,941,424)
Net cash provided by financing activities       $     85,507      $  70,511,686

                                     --END--

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